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                                                                  EXHIBIT 23(a)


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
BancorpSouth, Inc.:

        We consent to incorporation by reference in the registration statement on Form S-8 of BancorpSouth, Inc., filed with the Securities and Exchange Commission on May 12, 2004, of our report dated January 30, 2004, relating to the consolidated balance sheets of BancorpSouth, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows of each of the years in the three-year period ended December 31, 2003, which report is included in the 2003 annual report on Form 10-K of BancorpSouth, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.

                                                  /s/ KPMG LLP

Memphis, Tennessee
May 7, 2004